Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated September 18, 2024
Relating to Preliminary Prospectus dated September 13, 2024
Registration No. 333-277981

LIBERA

Investor Presentation

September 2024

Cautionary Statement Concerning Forward-Looking Statements

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

Free Writing Prospectus and Other Matters

We have filed a registration statement (including a preliminary prospectus) (File No. 333-277981) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus was filed September 16, 2024 and is available on the SEC website at http://www.sec.gov. Alternatively, Libera Gaming Operations, Inc. and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Craft Capital Management LLC at (800) 550-8411 or by email at info@craftcm.com or standard mail at Craft Capital Management LLC, 377 Oak Street, Lower Concourse, Garden City, NY 11530 or Boustead Securities, LLC at (949) 502-4408 or by email at offerings@boustead1828.co, or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA. The most recent registration statement (including the most recent prospectus) can be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1999119/000149315224036265/formf-1a.htm

From CRS/Reg BI Disclaimer:
Craft Capital Management LLC and Boustead Securities, LLC are registered with the Securities and Exchange Commission(SEC) as broker-dealers and are members of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and investment advisory services and fees differ and it is important for you to understand their differences. Free and simple tools are available to research firms and financial professionals at investor.gov/CRS, which also provides educational materials about broker-dealers, investment advisors, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. For Craft Capital Management LLC customers and clients, you may review the Form CRS of Craft Capital Management LLC at www.craftcm.com. For Boustead Securities customers and clients, please see our Regulation Best Interest Relationship Guide on the Form CRS Reg BI page on our website at https://www.boustead1828.com/form-crs-reg-bi. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others.

IPO Summary

Issuer	Libera Gaming Operations, Inc.
Exchange & Ticker	Nasdaq Capital Market Reserved Symbol : LBRJ
Common Shares Outstanding Prior to Completion of the IPO	10,661,144
Common Shares Offered by the Company	1,250,000
Common Shares Outstanding Immediately After the Offering	11,911,144
Offering Price	US$4.00 (The low-end of the price range between US$ 4.00 and US$6.00)
Use of Proceeds	Pachinko business expansion Real estate business expansion General corporate purpose
Lead Underwriter **Underwriter**	Craft Capital Management LLC Boustead Securities, LLC
Issuer's U.S. Legal Counsel	Anthony, Linder & Cacomanolis, PLLC.
Underwriter's U.S. Legal Counsel	Bevilacqua PLLC
Auditor	Malone Bailey, LLP

Business

Basic Information

Name	Libera Gaming Operations, Inc.
Location	6-25-8-202 Nishishinjuku, Shinjuku-ku, Tokyo
Foundation	May 1965
Fiscal Year End	October 31
Employee	329 (Including part time)
Main Business Activities	Pachinko hall operations Real estate business

Corporate Structure (As of September 18, 2024)



Toyotaka Nagamori
CEO's family
63.6%
36.4%
Libera Gaming Operations, Inc.
100%
100%
100%
100%
100%
Libera Real Estate Management, Inc.
Libera Investments, Inc.
Libera Distribution, Inc.
Libera Hotels & Resorts, Inc.
M&B, Inc.
100%
Mitsuwa, Inc.

Our Team



<u>CEO and Director</u>
Toyotaka Nagamori

Mr. Nagamori entered the company In June 1997 after working with IBM Japan as a systems engineer. He has served as CEO and a director since 1998.
He has also served as a director of Pachinko Industry Cooperative Association.



<u>CFO and Director</u>
Seiji Yokogoshi

Mr. Yokogoshi entered the company in June 2011 after serving as an accountant at Takasan Tax Accountant Office for 20 years. He has served as CFO and a director since December 2020.



<u>COO and Director</u>
Koichi Nagasaki

Mr. Nagasaki has served as manager of sales from September 2014 to September 2023 and has served as COO and a director of the company since October 2023.



<u>CCO and Director</u>
Akinori Ohishi

Mr. Ohishi has served as Chief Operating Officer and a director at Niraku GC Holdings, Inc., a HKEX listed company from June 2013 to June 2024.
He serves as a CCO and a director of us since September 2024.

Pachinko and Pachislot

A Pachinko hall is an ‘everyday casino’ unique to Japan.
It is very popular, and you can find it all over Japan.

Pachinko is similar to a pinball machine but it stands upright.
Pachislot is similar to a slot machine in a casino.


パチンコ・スロット
FLOOR MAP

How to play Pachinko and Pachislot: https://youtu.be/yPdahyim0ml



Pachinko


FAIRY TAIL

Pachislot

Huge Market

The pachinko industry has a huge market size and we still have the opportunity to expand our business.

Japan's Leisure Market - Entertainment Sector


Eating Out
$112.8B
Pachinko
$110.3B
Cetral Horse Racing
$23.6B
Boat Racing
$17.6B
Café, Bars and Pubs
$16.3B
Online Games
$10.0B
Local Horse racing
$7.3B
Bicycle Racing
$6.9B
Lottery
$6.1B
Video Games
$3.3B
0 10 20 30 40 50 60 70 80 90 100 110 120

Source：Pachinko and Pachislot Industry 21st Century Association "Pachinko Pachislot Industry Report 2023"

Our Pachinko Operation

Long History of Operation

We have operated Pachinko halls for more than 70 years.

Operating Multiple Halls

We currently operate 11 Pachinko halls and only top 10% of Pachinko operators operate more than 10 Pachinko halls.

Areas of Operations

We operate mainly in and around Tokyo with the growing or stable populations.



Ishikawa Prefecture
(1 hall)
Kyoto Prefecture
(1 hall)
Saitama Prefecture
(4 halls)
Tokyo(4 halls)
Kanagawa Prefecture
(1 hall)

Our Strength in Pachinko Business

Long History of Operation

We believe our long operating history gives us credibility with customers, suppliers and financial institutions.

Operating Multiple Halls

We can cut costs by reusing Pachinko machines in other halls, not buying new ones.

Operating in Excellent Areas

We can expect to make profits over the long run with the population growth.

Nationwide Network

CEO has a network of Pachinko operators all over Japan as a director of Pachinko Industry Cooperative Association.



Challenges Facing the Pachinko Industry

Affected by the Japanese Government's Casino Plan

A new regulation of the Pachinko industry forced us to replace all of the existing machines to decrease gambling addiction

Adjustment to the Newly Issued Paper Money

We will have to adjust machines and equipment to the new paper money by replacing or updating them

No Successor to Take Over the Business

We believe many Pachinko operators are facing generational change but have no successor to operate the business



Those Challenges Have Accelerated Our Growth

We have steadily grown by acquiring competitors suffering from these challenges

Recent Acquisition

- 2020
  5 Pachinko halls from Four Seasons, Co., Ltd.
- 2021
  1 Pachinko hall from Shouei Project, Inc.
- 2023
  1 Pachinko hall from Ohta, Inc.
- 2024
  1 Pachinko hall from Eiju Sangyo, Inc.





PACHINKO SLOT




Past performance is not indicative of further results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Attracting New Customers

We seek to attract new customers to acquired Pachinko halls by:

Renovating and improving the playing environment

Operating under the same brand name of 'Jaran'

Introducing the latest Pachinko machines

Increasing the pay-out to players by cutting costs


jaran

Past performance is not indicative of further results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Our Strategy in Pachinko Business

Saving time and money by acquiring competitors with machines, equipment and license

Focusing on areas with:

Growing population at large

High population density per gaming machine

Less competitors


M&A

Expanding operations in major cities outside Greater Tokyo Area

Our Real Estate Business

We started the business to utilize our closed Pachinko halls.
Now we provide a wide range of services mainly in Tokyo.

Redevelopment

We rebuild or renovate old buildings to enhance their value.

Leasing

We rent our properties to leading companies in Japan.

Brokerage

We provide brokerage services of leasing, buying and selling.

Redevelopment

Azabudai Building in Tokyo



Before



After

Jinbocho Building in Tokyo



Before



After

Past performance is not indicative of further results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Our Strategy in Real Estate Business

Focusing on central Tokyo mainly because of:

- Many old buildings and we can easily find ones to rebuild or renovate
- High demand for buyers and we can sell at a higher price
- High demand for tenants and we can lease at a higher rent
- Growing population to support the demand of real estate

Focusing on leasing to leading companies because of:

- Stable rental income
- Less possibility of cancellation during the contract period

Leasing to Japanese Retail Giants

YAMADA



くすり スギ薬局


スギ薬局

welcia


welcia
ウエルシア

あなたと、コンビに、 FamilyMart



Past performance is not indicative of further results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Revenue / Income

The revenue and income from Pachinko is increasing

The acquisition of competitors has accelerated our growth.

The revenue and income from Non-Pachinko fluctuates

The revenue and income from the real estate business depends on the sales of properties.



Revenue/Income
(In US$ thousands)
Revenue
Pachinko
Non-Pachinko
Income from operations
60,000
50,000
40,000
30,000
20,000
10,000
0
7,868
19,592
4,461
128%
25,010*
25,175
3,347
123%
7,821
30,940
5,363
FY2021
FY2022
FY2023

*The Non-Pachinko revenue in 2022 was due to the sale of a real estate asset.

Information source of the number of the revenue and income : https://www.sec.gov/Archives/edgar/data/1999119/000149315224004284/filename1.htm#mj_020, https://www.sec.gov/Archives/edgar/data/1999119/000149315224036265/formf-1a.htm#sj_005
Translations of JPY into USD have been made at the exchange rates of ¥157.54 = $1.00, which was the foreign exchange rate on April 30, 2024, as reported by the Board of Governors of the Federal Reserve System
Past performance is not indicative of further results. There is no guarantee that any specific objective will be achieved. Investments may be illiquid, highly speculative and there is risk of the total loss of your investment. Please see full disclosures at the beginning.

Use of proceeds

Pachinko Business Expansion

Acquisitions of Pachinko halls with concerns over liquidity or succession

Real Estate Business Expansion

Buying properties in central Tokyo in need of renovations
Rebuilding or renovating them for sale or rent

General Corporate Purposes



Our Vision/Mission

COVID-19 made us stay home and refrain from going out to restaurants, concerts, movie theaters or sports events.

We were allowed to do only necessary and essential activities to live.

But the pandemic also made us realize that what makes life more fun are the non-essential things, something we were banned from doing.

We operate our business to improve our customers' quality of life with amusement facilities, newly built or renovated buildings or dwellings, hotels, restaurants and so on.



Libera Real Estate Management, Inc.
Real Estate Development, Leasing and Brokerage
Libera Hotels & Resorts, Inc.
Hotels & Resorts
Libera Investments, Inc.
Investments
Libera Gaming Operations, Inc.
Amusement Facilities
M & B, Inc.
Japanese Style Spa and Bath
Libera Distribution, Inc.
Cafe and Restaurant
HOTEL
HOTEL

"Improve your quality of life"

LIBERA

Libera Official Web Site

https://libera-group.co.jp